Exhibit 99.1

Kroger Reports First Quarter 2023 Results and

Reaffirms Full-Year Identical Sales Without Fuel and Adjusted EPS Guidance

First Quarter Highlights

•	Identical Sales without fuel increased 3.5% with underlying growth of 5.0% (1)
•	Operating Profit of $1,470 million; Adjusted FIFO Operating Profit of $1,669 million
•	EPS of $1.32; Adjusted EPS of $1.51
•	Achieved strong Adjusted Free Cash Flow leading to a record low net total debt to adjusted EBITDA ratio
•	Executed its go-to-market strategy to deliver value for customers
o	Grew digital sales 15%
o	Increased customer households and trips

CINCINNATI, June 15, 2023 – The Kroger Co. (NYSE: KR) today reported its first quarter 2023 results, reaffirmed 2023 guidance for identical sales without fuel and adjusted EPS and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved solid first quarter results guided by the execution of our Leading with Fresh and Accelerating with Digital strategy.

As more customers are feeling the effects of inflation and economic uncertainty, we are growing customer households by providing fresher products at affordable prices with personalized rewards. Our amazing associates are bringing this strategy to life every day by delivering a full, fresh and friendly shopping experience with zero compromise on quality, selection and convenience.

Looking forward, Kroger’s go-to-market strategy positions us well in a wide range of economic environments to continue to deliver for our customers, invest in our associates and achieve sustainable and attractive returns for shareholders.”

(1) Identical sales without fuel would have grown 5.0% in the 1st quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. In the 1st quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

First Quarter Financial Results

	1Q23 ($ in millions; except EPS)	1Q22 ($ in millions; except EPS)
ID Sales* (Table 4)(1)	3.5%	4.1%
EPS	$1.32	$0.90
Adjusted EPS (Table 6)	$1.51	$1.45
Operating Profit	$1,470	$1,505
Adjusted FIFO Operating Profit (Table 7)	$1,669	$1,601
FIFO Gross Margin Rate*(2)	Increased 21 basis points
OG&A Rate*(2)	Increased 14 basis points

* Without fuel and adjustment items, if applicable. (1) Identical sales without fuel would have grown 5.0% in the 1st quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. (2) In the 1st quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Total company sales were $45.2 billion in the first quarter, compared to $44.6 billion for the same period last year. Excluding fuel, sales increased 3.5% compared to the same period last year.

Gross margin was 22.3% of sales for the first quarter. The FIFO gross margin rate, excluding fuel, increased 21 basis points compared to the same period last year. This increase in rate was achieved while also investing in price to maintain a competitive price position and deliver greater value for our customers. The improvement in the FIFO gross margin rate, excluding fuel, was primarily attributable to Our Brands performance, sourcing benefits, lower supply chain costs and the effect of our terminated agreement with Express Scripts, partially offset by higher shrink and increased promotional price investments.

The LIFO charge for the quarter was $99 million, compared to a LIFO charge of $93 million for the same period last year.

The Operating, General & Administrative rate increased 14 basis points, excluding fuel and adjustment items, compared to the same period last year. The increase in OG&A rate was driven by planned investments in associates and the effect of our terminated agreement with Express Scripts, partially offset by sales leverage and continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.34, compared to 1.68 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Full-Year 2023 Guidance*

Reaffirmed

•	Identical sales without fuel of 1.0% – 2.0%, with underlying growth of 2.5% – 3.5% after adjusting for the effect of Express Scripts

•	Adjusted net earnings per diluted share of $4.45 – $4.60, including an estimated benefit from the 53rd week of approximately $0.15

•	Adjusted FIFO Operating Profit of $5.0 – $5.2 billion

•	Effective tax rate of 23%**

•	Capital expenditures of $3.4 – $3.6 billion

Increased

•	Adjusted Free Cash Flow of $2.5 – $2.7 billion***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2023 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2023 GAAP financial results.

** The tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans.

Comments from CFO Gary Millerchip

“Kroger’s first quarter results demonstrate the durability of our business model in a more challenged operating environment.

The investments we have made over recent years to deliver for our customers and strengthen our value creation flywheel give us the confidence to reaffirm our full-year identical sales without fuel and adjusted net earnings per diluted share guidance. We delivered strong Adjusted Free Cash Flow in the quarter and as a result of improvements in working capital, we are raising our guidance to a range of $2.5 to $2.7 billion for the fiscal year 2023.

Kroger remains committed to delivering attractive and sustainable total shareholder returns for our investors.”

First Quarter 2023 Highlights

Leading with Fresh

•	Accelerated Fresh Produce Initiative with a total of 1,738 stores now certified, driving higher identical sales without fuel in certified stores
•	Increased Alternative Farming offerings to 1,094 stores connecting more communities to locally sourced fresh products
•	Expanded on-demand floral and sushi delivery to the Uber Eats marketplace

Accelerating with Digital

•	Increased delivery sales by 30% over last year driven by our delivery solutions including Kroger Boost and Customer Fulfillment Centers
•	Announced connected TV collaboration between Disney and Kroger Precision Marketing
•	Increased digitally engaged households by 13% over last year

Associate Experience

•	Awarded the 2023 Gold Bell Seal for Workplace Mental Health by Mental Health for America
•	Featured on the 2023 Axios Harris Poll 100, an annual ranking of the most visible and trusted companies in America
•	Recognized as one of Newsweek’s “America’s Most Trustworthy Companies” for 2023, marking the second consecutive year

Live Our Purpose

•	Received 2023 SEAL Business Sustainability Award for Zero Hunger | Zero Waste
•	Attained milestone of more than one million pieces of Our Brands flexible plastic product packaging recycled
•	Launched new Kroger + USO mobile food kitchens to support military families

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's first quarter 2023 ended on May 20, 2023.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as "achieve," "committed," “confidence,” "continue," "expect," "future," "guidance," “positions,” “strategy,” and "target". Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed transaction with Albertsons announced in October 2022, including, among others, our ability to consummate the proposed transaction, including on the terms of the merger agreement, on the anticipated timeline, and/or with the required regulatory approvals; COVID-19 pandemic related factors, risks and challenges; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including the war in Ukraine; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on June 15, 2023 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 15, 2023.

1st Quarter 2023 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

--30--

Contacts: Media: Erin Rolfes (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	FIRST QUARTER
	2023		2022
SALES	$45,165	100.0%	$44,600	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	35,080	77.7	34,952	78.3
OPERATING, GENERAL AND ADMINISTRATIVE (a)	7,393	16.4	6,997	15.7
RENT	265	0.6	256	0.6
DEPRECIATION AND AMORTIZATION	957	2.1	890	2.0

OPERATING PROFIT	1,470	3.3	1,505	3.4

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(153)	(0.3)	(177)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	9	-	16	-
LOSS ON INVESTMENTS	(78)	(0.2)	(532)	(1.2)

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,248	2.8	812	1.8

INCOME TAX EXPENSE	286	0.6	146	0.3

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	962	2.1	666	1.5

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	-	-	2	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$962	2.1%	$664	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.33		$0.91

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	717		722

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.32		$0.90

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	724		733

DIVIDENDS DECLARED PER COMMON SHARE	$0.26		$0.21

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $99 and $93 were recorded in the first quarters of 2023 and 2022, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	May 20,	May 21,
	2023	2022
ASSETS
Current Assets
Cash	$241	$245
Temporary cash investments	2,391	1,137
Store deposits in-transit	1,143	1,110
Receivables	1,766	1,887
Inventories	7,030	7,358
Prepaid and other current assets	633	539

Total current assets	13,204	12,276

Property, plant and equipment, net	24,935	24,209
Operating lease assets	6,659	6,760
Intangibles, net	893	928
Goodwill	2,916	3,076
Other assets	1,586	1,842

Total Assets	$50,193	$49,091

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,319	$587
Current portion of operating lease liabilities	664	652
Trade accounts payable	7,353	7,556
Accrued salaries and wages	1,130	1,171
Other current liabilities	6,664	6,272

Total current liabilities	17,130	16,238

Long-term debt including obligations under finance leases	12,114	13,052
Noncurrent operating lease liabilities	6,353	6,460
Deferred income taxes	1,694	1,532
Pension and postretirement benefit obligations	427	455
Other long-term liabilities	1,595	1,961

Total Liabilities	39,313	39,698

Shareowners' equity	10,880	9,393

Total Liabilities and Shareowners' Equity	$50,193	$49,091

Total common shares outstanding at end of period	718	720
Total diluted shares year-to-date	724	733

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR-TO-DATE
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$962	$666
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	957	890
Operating lease asset amortization	188	186
LIFO charge	99	93
Stock-based employee compensation	49	57
Company-sponsored pension plans benefit	(2)	(12)
Deferred income taxes	(5)	(30)
Gain on the sale of assets	(41)	-
Loss on investments	78	532
Other	73	54
Changes in operating assets and liabilities:
Store deposits in-transit	(16)	(28)
Receivables	274	(2)
Inventories	419	(676)
Prepaid and other current assets	82	117
Trade accounts payable	233	439
Accrued expenses	(449)	(748)
Income taxes receivable and payable	198	(70)
Operating lease liabilities	(215)	(214)
Other	(24)	(152)

Net cash provided by operating activities	2,860	1,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,028)	(745)
Proceeds from sale of assets	86	14
Other	(5)	8

Net cash used by investing activities	(947)	(723)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(62)	(45)
Dividends paid	(188)	(154)
Proceeds from issuance of capital stock	23	113
Treasury stock purchases	(29)	(665)
Other	(40)	(67)

Net cash used by financing activities	(296)	(818)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	1,617	(439)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,015	1,821
END OF PERIOD	$2,632	$1,382

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,028)	$(745)
Payments for lease buyouts	-	3
Changes in construction-in-progress payables	(71)	(229)
Total capital investments, excluding lease buyouts	$(1,099)	$(971)

Disclosure of cash flow information:
Cash paid during the year for interest	$164	$198
Cash paid during the year for income taxes	$92	$244

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)
	FIRST QUARTER
	2023	2022
EXCLUDING FUEL	$39,574	$38,235
EXCLUDING FUEL (b)	3.5%	4.1%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters.

(b)	Identical sales without fuel would have grown 5.0% in the 1st quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 20,	May 21,
	2023	2022	Change
Current portion of long-term debt including obligations under finance leases	$1,319	$587	$732
Long-term debt including obligations under finance leases	12,114	13,052	(938)

Total debt	13,433	13,639	(206)

Less: Temporary cash investments	2,391	1,137	1,254

Net total debt	$11,042	$12,502	$(1,460)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	ROLLING FOUR QUARTERS ENDED
	May 20,	May 21,
	2023	2022
Net earnings attributable to The Kroger Co.	$2,542	$2,179
LIFO charge	632	253
Depreciation and amortization	3,032	2,853
Interest expense	511	583
Income tax expense	793	495
Adjustment for pension plan withdrawal liabilities	25	-
Adjustment for company-sponsored pension plan settlement charges	-	87
Adjustment for loss on investments	274	874
Adjustment for Home Chef contingent consideration	13	30
Adjustment for transformation costs (a)	-	92
Adjustment for merger related costs (b)	85	-
Adjustment for legal settlement costs	147	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	164	-
Other	(7)	(8)

Adjusted EBITDA	$8,211	$7,438

Net total debt to adjusted EBITDA ratio	1.34	1.68

(a)	Transformation costs primarily include costs related to third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2023	2022
Net earnings attributable to The Kroger Co.	$962	$664

Adjustment for loss on investments (a)(b)	59	404
Adjustment for Home Chef contingent consideration (a)(c)	-	6
Adjustment for merger related costs (a)(d)	34	-
Adjustment for legal settlement costs (a)(e)	49	-

2023 and 2022 Adjustment Items	142	410

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$1,104	$1,074

Net earnings attributable to The Kroger Co. per diluted common share	$1.32	$0.90

Adjustment for loss on investments (f)	0.08	0.54
Adjustment for Home Chef contingent consideration (f)	-	0.01
Adjustment for merger related costs (f)	0.05	-
Adjustment for legal settlement costs (f)	0.06	-

2023 and 2022 Adjustment Items	0.19	0.55

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.51	$1.45

Average number of common shares used in diluted calculation	724	733

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments to other income (expense) for loss on investments were $78 and $532 in the first quarters of 2023 and 2022, respectively.

(c)	The pre-tax adjustment to OG&A expenses for Home Chef contingent consideration was $7.

(d)	The pre-tax adjustment to OG&A expenses for merger related costs was $40.

(e)	The pre-tax adjustment to OG&A expenses for legal settlement costs was $62.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2023 First Quarter Adjustment Items include adjustments for the loss on investments, merger related costs and legal settlement costs.

2022 First Quarter Adjustment Items include adjustments for the loss on investments and Home Chef contingent consideration adjustment.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2023	2022
Operating profit	$1,470	$1,505
LIFO charge	99	93

FIFO Operating profit	1,569	1,598

Adjustment for Home Chef contingent consideration	-	7
Adjustment for merger related costs (a)	40	-
Adjustment for legal settlement costs	62	-
Other	(2)	(4)

2023 and 2022 Adjustment items	100	3

Adjusted FIFO operating profit excluding the adjustment items above	$1,669	$1,601

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.